EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-94026, 33-51234, 33-75028, 33-77684, 33-57628, 33-80581, 33-80583, 333-42775, 333-89325, 333-89329, 333-89327 and 333-114694 on Form S-8 of our report dated March 16, 2006, relating to the financial statements and financial statement schedule of Apria Healthcare Group Inc. and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of Apria Healthcare Group Inc. for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Costa Mesa, California
March 22, 2006